Exhibit 99.1

COVENANT LOGISTICS GROUP ANNOUNCES SECOND QUARTER

FINANCIAL AND OPERATING RESULTS

CHATTANOOGA, TENNESSEE – July 24, 2024 - Covenant Logistics Group, Inc. (NASDAQ/GS: CVLG) (“Covenant” or the “Company”) announced today financial and operating results for the second quarter ended June 30, 2024. The Company’s conference call to discuss the quarter will be held at 10:00 A.M. Eastern Time on Thursday, July 25, 2024.

Chairman and Chief Executive Officer, David R. Parker, commented: “We are pleased to report second quarter earnings of $0.88 per diluted share and non-GAAP adjusted earnings of $1.04 per diluted share.

“Highlights of our second quarter’s results include year over year freight revenue growth of 5.3% and adjusted operating income growth of 15.0%, further demonstrating the value proposition of our diversified logistics services in the midst of a freight environment that has remained challenged with general market headwinds. Our team has worked hard to navigate through the prolonged down cycle by capitalizing on new value-added commercial opportunities where available, allocating equipment investments toward more profitable operations and controlling costs.

“Our 49% equity method investment with Transport Enterprise Leasing (“TEL”) contributed pre-tax net income of $4.1 million, or $0.23 per share, compared to $5.4 million, or $0.29 per share, in the 2023 quarter. The decrease in pre-tax net income for TEL was primarily a result of deterioration in the equipment market, suppressing gains on sale of used equipment, and increased interest expense associated with higher interest rates on equipment related debt.”

A summary of our second quarter financial performance:

	Three Months Ended June 30,		Six Months Ended June 30,
($000s, except per share information)	2024	2023	2024	2023
Total Revenue	$287,497	$274,016	$566,260	$540,867
Freight Revenue, Excludes Fuel Surcharge	$256,512	$243,704	$504,197	$477,126
Operating Income	$15,577	$11,783	$19,912	$29,415
Adjusted Operating Income (1)	$18,670	$16,235	$33,470	$28,860
Operating Ratio	94.6%	95.7%	96.5%	94.6%
Adjusted Operating Ratio (1)	92.7%	93.3%	93.4%	94.0%
Net Income	$12,194	$12,293	$16,168	$28,928
Adjusted Net Income (1)	$14,452	$14,443	$25,969	$27,208
Earnings per Diluted Share	$0.88	$0.91	$1.17	$2.10
Adjusted Earnings per Diluted Share (1)	$1.04	$1.07	$1.88	$2.00

(1)	Represents non-GAAP measures.

Truckload Operating Data and Statistics

	Three Months Ended June 30,		Six Months Ended June 30,
($000s, except statistical information)	2024	2023	2024	2023
Combined Truckload
Total Revenue	$201,475	$185,267	$391,428	$366,407
Freight Revenue, excludes Fuel Surcharge	$170,771	$155,234	$329,966	$303,252
Operating Income	$10,218	$9,058	$10,305	$25,481
Adj. Operating Income (1)	$12,788	$13,047	$22,817	$24,169
Operating Ratio	94.9%	95.1%	97.4%	93.0%
Adj. Operating Ratio (1)	92.5%	91.6%	93.1%	92.0%
Average Freight Revenue per Tractor per Week	$5,726	$5,678	$5,688	$5,589
Average Freight Revenue per Total Mile	$2.38	$2.32	$2.37	$2.35
Average Miles per Tractor per Period	31,270	31,775	62,459	61,407
Weighted Average Tractors for Period	2,294	2,103	2,231	2,099

Expedited
Total Revenue	$108,010	$104,073	$213,481	$204,969
Freight Revenue, excludes Fuel Surcharge	$88,918	$85,969	$175,518	$167,627
Operating Income	$4,768	$5,815	$9,552	$15,091
Adj. Operating Income (1)	$5,302	$7,953	$10,619	$15,334
Operating Ratio	95.6%	94.4%	95.5%	92.6%
Adj. Operating Ratio (1)	94.0%	90.7%	93.9%	90.9%
Average Freight Revenue per Tractor per Week	$7,516	$7,734	$7,459	$7,587
Average Freight Revenue per Total Mile	$2.06	$2.10	$2.08	$2.15
Average Miles per Tractor per Period	47,396	47,840	93,448	91,122
Weighted Average Tractors for Period	910	855	905	855

Dedicated
Total Revenue	$93,465	$81,194	$177,947	$161,438
Freight Revenue, excludes Fuel Surcharge	$81,853	$69,265	$154,448	$135,625
Operating Income (Loss)	$5,450	$3,243	$753	$10,390
Adj. Operating Income (1)	$7,486	$5,094	$12,198	$8,835
Operating Ratio	94.2%	96.0%	99.6%	93.6%
Adj. Operating Ratio (1)	90.9%	92.6%	92.1%	93.5%
Average Freight Revenue per Tractor per Week	$4,549	$4,269	$4,480	$4,216
Average Freight Revenue per Total Mile	$2.86	$2.67	$2.82	$2.66
Average Miles per Tractor per Period	20,667	20,770	41,309	40,996
Weighted Average Tractors for Period	1,384	1,248	1,326	1,244

(1)	Represents non-GAAP measures.

Combined Truckload Revenue

Paul Bunn, the Company’s President commented on truckload operations, “For the quarter, total revenue in our truckload operations increased 8.7%, to $201.5 million, compared to 2023. The increase in total revenue consisted of $15.5 million more freight revenue and $0.7 million more fuel surcharge revenue. The increase in freight revenue primarily related to operating 191 or 9.1% more average tractors combined with improved freight revenue per total mile, partially offset by a reduction in utilization compared to the prior year.”

Expedited Truckload Revenue

Mr. Bunn added, “Freight revenue in our Expedited segment increased $2.9 million, or 3.4%. Average total tractors increased by 6.4% to 910, compared to 855 in the prior year quarter. Average freight revenue per tractor per week decreased 2.8% as a result of a 1.9% reduction in freight revenue per total mile and a slight reduction in utilization. The reduction in freight revenue per total mile was largely a result of customer rate resets that occurred in the second quarter of the year.”

Dedicated Truckload Revenue

“For the quarter, freight revenue in our Dedicated segment increased $12.6 million, or 18.2%. Average total tractors increased by 10.9% to 1,384, compared to 1,248 in the prior year quarter. Average freight revenue per tractor per week increased 6.6% as a result of a 7.1% increase in freight revenue per total mile, offset by a 0.5% reduction in utilization.”

Combined Truckload Operating Expenses

Mr. Bunn continued, “Our truckload operating cost per total mile increased 3 cents, or 1.1%, on a per total mile basis, compared to the prior quarter. On a non-GAAP or adjusted basis, our truckload operating cost per total mile increased 8 cents per total mile or 3.5% compared to the prior quarter, primarily due to increases in salaries and wages, insurance and claims, and revenue equipment related costs, offset by reductions in fuel and operational and maintenance costs.

“Salaries, wages and related expenses increased year-over-year by 3 cents, or approximately 2%, on a per total mile basis, compared to the prior year primarily due to increased driver pay resulting from growth in the dedicated business.

“Insurance and claims expense increased by 8 cents, or approximately 56%, on a per total mile basis, compared to the prior year quarter as a result of increases in current period claims expense and the development and settlement of one large prior period claim. Given our self-insurance limits, the amount of expense recognized from period to period can fluctuate.

“Fixed expenses related to revenue producing equipment, including purchases of new equipment, depreciation, and loss on sale increased by 3 cents, or approximately 8%, on a per total mile basis compared to the prior year due to operating newer more costly equipment and loss on sale of used equipment driven by headwinds in the used equipment market.  Operating a younger fleet is part of our strategic effort to reduce the total cost of ownership of our equipment, improve driver satisfaction and maximize our operating flexibility in the midst of a tightening regulatory environment. In the second quarter of 2024, we recognized a loss on sale of equipment of $0.9 million, compared to a gain of $2.0 million in the prior year quarter.”

Managed Freight Segment

	Three Months Ended June 30,		Six Months Ended June 30,
($000s)	2024	2023	2024	2023
Freight Revenue	$60,366	$63,281	$123,283	$124,155
Operating Income	$3,330	$1,945	$5,599	$3,163
Adj. Operating Income (1)	$3,594	$2,070	$6,127	$3,323
Operating Ratio	94.5%	96.9%	95.5%	97.5%
Adj. Operating Ratio (1)	94.0%	96.7%	95.0%	97.3%

(1)	Represents non-GAAP measures.

“For the quarter, Managed Freight’s freight revenue decreased 4.6%, from the prior year quarter. Operating income improved 71.2% and adjusted operating income improved 73.6% compared to the second quarter of 2023. Despite the year over year reduction in freight revenue, operating income improved primarily as a result of the combination of improved purchased transportation costs, a reduction in cargo related claims and the year over year impact of the higher-margin Sims Transport acquisition, acquired in the third quarter of 2023.”

Warehousing Segment

	Three Months Ended June 30,		Six Months Ended June 30,
($000s)	2024	2023	2024	2023
Freight Revenue	$25,375	$25,189	$50,948	$49,719
Operating Income	$2,029	$780	$4,008	$771
Adj. Operating Income (1)	$2,288	$1,118	$4,526	$1,368
Operating Ratio	92.1%	96.9%	92.2%	98.5%
Adj. Operating Ratio (1)	91.0%	95.6%	91.1%	97.2%

(1)	Represents non-GAAP measures.

“For the quarter, Warehousing’s freight revenue increased 0.7% versus the prior year quarter. Operating income and adjusted operating income for the Warehousing segment increased $1.3 million and $1.2 million, respectively, compared to the second quarter of 2023, as a result of improvements to direct labor costs and the year over year impact of customer rate increases that have taken effect.”

Capitalization, Liquidity and Capital Expenditures

Tripp Grant, the Company’s Chief Financial Officer, added the following comments: At June 30, 2024, our total indebtedness, composed of total debt and finance lease obligations, net of cash (“net indebtedness”), increased by $25.0 million to approximately $273.3 million as compared to December 31, 2023. In addition, our net indebtedness to total capitalization increased to 39.4% at June 30, 2024 from 38.1% at December 31, 2023.

“The increase in net indebtedness in the first half of the current year is primarily attributable to approximately $55.4 million of net capital expenditures for revenue equipment, the final post-acquisition earnout payment of $10.0 million related to AAT’s operational performance, and the prepayment of approximately $14.0 million of insurance policy premiums, partially offset by cash flows from operations. Absent a change to our capital allocation plan, as we progress through the second half of 2024, we believe that our net indebtedness will be reduced.

“At June 30, 2024, we had cash and cash equivalents totaling $1.3 million. Under our ABL credit facility, we had no borrowings outstanding, undrawn letters of credit outstanding of $20.8 million, and available borrowing capacity of $89.2 million. The sole financial covenant under our ABL facility is a fixed charge coverage ratio covenant that is tested only when available borrowing capacity is below a certain threshold. Based on availability as of June 30, 2024, no testing was required, and we do not expect testing to be required in the foreseeable future.

“At the end of the quarter, we had $7.7 million in assets held for sale that we anticipate disposing of within twelve months. The average age of our tractors remained steady at 21 months since the March 2024 quarter.

“For the balance of 2024, our baseline expectation for net capital equipment expenditures is $30 million to $40 million. Our current capital investment plan remains unchanged and reflects our priorities of growing our Dedicated business, maintaining the average age of our fleet in a manner that allows us to optimize operational uptime and related operating costs, and offering a fleet of equipment that our professional drivers are proud to operate. We expect the benefits of improved utilization, fuel economy and maintenance costs to produce acceptable returns despite increased prices of new equipment and potentially lower values of used equipment.”

Outlook

Mr. Parker concluded, “Our consistently strong financial performance over the duration of a very weak general freight market is encouraging and reflects the benefits of the significant structural changes made to our business model over the last four years as part of our strategic plan.  We remain committed to continued improvement to our business model and are actively working to take Covenant to the next level of performance. While we believe freight market fundamentals have continued to slowly improve and macroeconomic indicators are beginning to positively reveal themselves, absent an outside catalyst, we believe a material improvement in the freight market will take time. Regardless of the operating environment, our focus and commitment remains unchanged as we execute our strategic plan through tactical step by step execution that will continue to allow us to capitalize on opportunities that drive us deeper into the supply chain, add value for our customers, and create efficiencies across our enterprise, which we believe will allow us to become a stronger, more profitable, and more predictable business.”

Conference Call Information

The Company will host a live conference call tomorrow, July 25, 2024, at 10:00 a.m. Eastern time to discuss the quarter. Individuals may access the call by dialing 877-550-1505 (U.S./Canada) and 0800-524-4760 (International). An audio replay will be available for one week following the call at 800-645-7964, access code 3895#. For additional financial and statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.covenantlogistics.com/investors under the icon “Earnings Info.”

Covenant Logistics Group, Inc., through its subsidiaries, offers a portfolio of transportation and logistics services to customers throughout the United States. Primary services include asset- based expedited and dedicated truckload capacity, as well as asset-light warehousing, transportation management, and freight brokerage capability. In addition, Transport Enterprise Leasing is an affiliated company providing revenue equipment sales and leasing services to the trucking industry. Covenant's Class A common stock is traded on the NASDAQ Global Select market under the symbol, “CVLG.”

(1) See GAAP to Non-GAAP Reconciliation in the schedules included with this release. In addition to operating income (loss), operating ratio, net income, and earnings per diluted share, we use adjusted operating income (loss), adjusted operating ratio, adjusted net income, and adjusted earnings per diluted share, non-GAAP measures, as key measures of profitability. Adjusted operating income (loss), adjusted operating ratio, adjusted net income, and adjusted diluted earnings per share are not substitutes for operating income (loss), operating ratio, net income, and earnings per diluted share measured in accordance with GAAP. There are limitations to using non-GAAP financial measures. We believe our presentation of these non-GAAP financial measures are useful because it provides investors and securities analysts with supplemental information that we use internally for purposes of assessing profitability. Further, our Board and management use non-GAAP operating income (loss), operating ratio, net income, and earnings per diluted share measures on a supplemental basis to remove items that may not be an indicator of performance from period-to-period. Although we believe that adjusted operating income (loss), adjusted operating ratio, adjusted net income, and adjusted diluted earnings per share improves comparability in analyzing our period-to-period performance, they could limit comparability to other companies in our industry, if those companies define such measures differently. Because of these limitations, adjusted operating income (loss), adjusted operating ratio, adjusted net income, and adjusted earnings per diluted share should not be considered measures of income generated by our business or discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by primarily relying on GAAP results and using non-GAAP financial measures on a supplemental basis.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as “expects,” “estimates,” “projects,” “believes,” “anticipates,” “plans,” “could,” “would,” “may,” “will,” "intends," “outlook,” “focus,” “seek,” “potential,” “mission,” “continue,” “goal,” “target,” “objective,” derivations thereof, and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. In this press release, statements relating to future availability and covenant testing under our ABL credit facility, equipment age, net capital expenditures and related priorities, benefits, and returns, capital allocation alternatives, progress toward our strategic goals and the expected impact of achieving such goals, and the statements under “Outlook” are forward-looking statements. The following factors, among others could cause actual results to differ materially from those in the forward-looking statements: Our business is subject to economic, credit, business, and regulatory factors affecting the truckload industry that are largely beyond our control; We may not be successful in achieving our strategic plan; We operate in a highly competitive and fragmented industry; We may not grow substantially in the future and we may not be successful in improving our profitability; We may not make acquisitions in the future, or if we do, we may not be successful in our acquisition strategy; The conflicts in Ukraine and the Middle East, expansion of such conflicts to other areas or countries or similar conflicts could adversely impact our business and financial results; Increases in driver compensation or difficulties attracting and retaining qualified drivers could have a materially adverse effect on our profitability and the ability to maintain or grow our fleet; Our engagement of independent contractors to provide a portion of our capacity exposes us to different risks than we face with our tractors driven by company drivers; We derive a significant portion of our revenues from our major customers; Fluctuations in the price or availability of fuel, the volume and terms of diesel fuel purchase commitments, surcharge collection, and hedging activities may increase our costs of operation; We depend on third-party providers, particularly in our Managed Freight segment; We depend on the proper functioning and availability of our management information and communication systems and other information technology assets (including the data contained therein) and a system failure or unavailability, including those caused by cybersecurity breaches internally or with third-parties, or an inability to effectively upgrade such systems and assets could cause a significant disruption to our business; If we are unable to retain our key employees, our business, financial condition, and results of operations could be harmed; Seasonality and the impact of weather and climate change and other catastrophic events affect our operations and profitability; We self-insure for a significant portion of our claims exposure, which could significantly increase the volatility of, and decrease the amount of, our earnings; Our self-insurance for auto liability claims and our use of captive insurance companies could adversely impact our operations; We have experienced, and may experience additional, erosion of available limits in our aggregate insurance policies; We may experience additional expense to reinstate insurance policies due to liability claims; We operate in a highly regulated industry; If our independent contractor drivers are deemed by regulators or judicial process to be employees, our business, financial condition, and results of operations could be adversely affected; Developments in labor and employment law and any unionizing efforts by employees could have a materially adverse effect on our results of operations; The Compliance Safety Accountability program adopted by the Federal Motor Carrier Safety Administration could adversely affect our profitability and operations, our ability to maintain or grow our fleet, and our customer relationships; An unfavorable development in the Department of Transportation safety rating at any of our motor carriers could have a materially adverse effect on our operations and profitability; Compliance with various environmental laws and regulations; Changes to trade regulation, quotas, duties, or tariffs; Litigation may adversely affect our business, financial condition, and results of operations; Increasing attention on environmental, social and governance matters may have a negative impact on our business, impose additional costs on us, and expose us to additional risks; Our ABL credit facility and other financing arrangements contain certain covenants, restrictions, and requirements, and we may be unable to comply with such covenants, restrictions, and requirements; In the future, we may need to obtain additional financing that may not be available or, if it is available, may result in a reduction in the percentage ownership of our stockholders; Our indebtedness and finance and operating lease obligations could adversely affect our ability to respond to changes in our industry or business; Our profitability may be materially adversely impacted if our capital investments do not match customer demand or if there is a decline in the availability of funding sources for these investments; Increased prices for new revenue equipment, design changes of new engines, future uses of autonomous tractors, volatility in the used equipment market, decreased availability of new revenue equipment, and the failure of manufacturers to meet their sale or trade-back obligations to us could have a materially adverse effect on our business, financial condition, results of operations, and profitability; Our 49% owned subsidiary, Transport Enterprise Leasing, faces certain additional risks particular to its operations, any one of which could adversely affect our operating results; We could determine that our goodwill and other intangible assets are impaired, thus recognizing a related loss; Our Chairman of the Board and Chief Executive Officer and his wife control a large portion of our stock and have substantial control over us, which could limit other stockholders' ability to influence the outcome of key transactions, including changes of control; Provisions in our charter documents or Nevada law may inhibit a takeover, which could limit the price investors might be willing to pay for our Class A common stock; The market price of our Class A common stock may be volatile; We cannot guarantee the timing or amount of repurchases of our Class A common stock, or the declaration of future dividends, if any; If we fail to maintain effective internal control over financial reporting in the future, there could be an elevated possibility of a material misstatement, and such a misstatement could cause investors to lose confidence in our financial statements, which could have a material adverse effect on our stock price; and The effects of a widespread outbreak of an illness or disease, or any other public health crisis, as well as regulatory measures implemented in response to such events, could negatively impact the health and safety of our workforce and/or adversely impact our business and results of operations. The declaration of future dividends is subject to approval of our board of directors and various risks and uncertainties, including, but not limited to: our cash flow and cash needs; compliance with applicable law; restrictions on the payment of dividends under existing or future financing arrangements; changes in tax laws relating to corporate dividends; deterioration in our financial condition or results: and those risks, uncertainties, and other factors identified from time-to-time in our filings with the Securities and Exchange Commission. Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact:

M. Paul Bunn, President
PBunn@covenantlogistics.com

Tripp Grant, Chief Financial Officer
TGrant@covenantlogistics.com

For copies of Company information contact:

Brooke McKenzie, Executive Administrative Assistant
BMcKenzie@covenantlogistics.com

Covenant Logistics Group, Inc.
Key Financial and Operating Statistics
Income Statement Data
	Three Months Ended June 30,			Six Months Ended June 30,
($s in 000s, except per share data)	2024	2023	% Change	2024	2023	% Change
Revenues
Freight revenue	$256,512	$243,704	5.3%	$504,197	$477,126	5.7%
Fuel surcharge revenue	30,985	30,312	2.2%	62,063	63,741	(2.6%)
Total revenue	$287,497	$274,016	4.9%	$566,260	$540,867	4.7%

Operating expenses:
Salaries, wages, and related expenses	106,373	101,280		206,708	200,439
Fuel expense	29,093	31,428		60,045	65,519
Operations and maintenance	15,552	16,235		29,148	33,344
Revenue equipment rentals and purchased transportation	62,755	67,983		129,506	130,999
Operating taxes and licenses	2,283	3,317		5,644	6,780
Insurance and claims	17,148	11,043		32,538	23,736
Communications and utilities	1,272	1,215		2,675	2,499
General supplies and expenses	14,477	12,775		35,307	26,395
Depreciation and amortization	22,130	18,944		43,238	33,519
Loss (gain) on disposition of property and equipment, net	837	(1,987)		1,539	(11,778)
Total operating expenses	271,920	262,233		546,348	511,452
Operating income	15,577	11,783		19,912	29,415
Interest expense, net	3,799	2,124		7,137	2,893
Income from equity method investment	(4,094)	(5,381)		(7,770)	(11,324)
Income from continuing operations before income taxes	15,872	15,040		20,545	37,846
Income tax expense	3,828	2,897		4,677	9,218
Income from continuing operations	12,044	12,143		15,868	28,628
Income from discontinued operations, net of tax	150	150		300	300
Net income	$12,194	$12,293		$16,168	$28,928

Basic earnings per share (1)
Income from continuing operations	$0.92	$0.94		$1.21	$2.18
Income from discontinued operations	$0.01	$0.01		$0.02	$0.02
Net income per basic share	$0.93	$0.95		$1.23	$2.20
Diluted earnings per share (1)
Income from continuing operations	$0.87	$0.90		$1.15	$2.08
Income from discontinued operations	$0.01	$0.01		$0.02	$0.02
Net income per diluted share	$0.88	$0.91		$1.17	$2.10
Basic weighted average shares outstanding (000s)	13,146	12,939		13,117	13,150
Diluted weighted average shares outstanding (000s)	13,831	13,574		13,802	13,766

(1)	Total may not sum due to rounding.

	Segment Freight Revenues
	Three Months Ended June 30,			Six Months Ended June 30,
($s in 000's)	2024	2023	% Change	2024	2023	% Change
Expedited - Truckload	$88,918	$85,969	3.4%	$175,518	$167,627	4.7%
Dedicated - Truckload	81,853	69,265	18.2%	154,448	135,625	13.9%
Combined Truckload	170,771	155,234	10.0%	329,966	303,252	8.8%
Managed Freight	60,366	63,281	(4.6%)	123,283	124,155	(0.7%)
Warehousing	25,375	25,189	0.7%	50,948	49,719	2.5%
Consolidated Freight Revenue	$256,512	$243,704	5.3%	$504,197	$477,126	5.7%

	Truckload Operating Statistics
	Three Months Ended June 30,			Six Months Ended June 30,
	2024	2023	% Change	2024	2023	% Change
Average freight revenue per loaded mile	$2.73	$2.64	3.4%	$2.70	$2.67	1.1%
Average freight revenue per total mile	$2.38	$2.32	2.6%	$2.37	$2.35	0.9%
Average freight revenue per tractor per week	$5,726	$5,678	0.8%	$5,688	$5,589	1.8%
Average miles per tractor per period	31,270	31,775	(1.6%)	62,459	61,407	1.7%
Weighted avg. tractors for period	2,294	2,103	9.1%	2,231	2,099	6.3%
Tractors at end of period	2,314	2,132	8.5%	2,314	2,132	8.5%
Trailers at end of period	6,314	5,855	7.8%	6,314	5,855	7.8%

	Selected Balance Sheet Data
($s in '000's, except per share data)	6/30/2024	12/31/2023
Total assets	$994,987	$954,438
Total stockholders' equity	$419,373	$403,420
Total indebtedness, comprised of total debt and finance leases, net of cash	$273,332	$248,329
Net Indebtedness to Capitalization Ratio	39.5%	38.1%
Leverage Ratio(1)	2.11	2.14
Tangible book value per end-of-quarter basic share	$18.64	$17.45

(1)
Leverage Ratio is calculated as average total indebtedness, comprised of total debt and finance leases, net of cash, divided by the trailing twelve months sum of operating income (loss), depreciation and amortization, and gain on disposition of property and equipment, net.

Covenant Logistics Group, Inc.
Non-GAAP Reconciliation (Unaudited)
Adjusted Operating Income and Adjusted Operating Ratio(1)

(Dollars in thousands)	Three Months Ended June 30,			Six Months Ended June 30,
GAAP Presentation	2024	2023	bps Change	2024	2023	bps Change
Total revenue	$287,497	$274,016		$566,260	$540,867
Total operating expenses	271,920	262,233		546,348	511,452
Operating income	$15,577	$11,783		$19,912	$29,415
Operating ratio	94.6%	95.7%	(110)	96.5%	94.6%	190

Non-GAAP Presentation	2024	2023	bps Change	2024	2023	bps Change
Total revenue	$287,497	$274,016		$566,260	$540,867
Fuel surcharge revenue	(30,985)	(30,312)		(62,063)	(63,741)
Freight revenue (total revenue, excluding fuel surcharge)	256,512	243,704		504,197	477,126

Total operating expenses	271,920	262,233		546,348	511,452
Adjusted for:
Fuel surcharge revenue	(30,985)	(30,312)		(62,063)	(63,741)
Amortization of intangibles (2)	(2,373)	(1,802)		(4,744)	(2,922)
Gain on disposal of terminals, net	-	-		-	7,627
Contingent consideration liability adjustment	(720)	(492)		(8,814)	(1,992)
Acquisition transaction costs and executive retirement	-	(2,158)		-	(2,158)
Adjusted operating expenses	237,842	227,469		470,727	448,266
Adjusted operating income	18,670	16,235		33,470	28,860
Adjusted operating ratio	92.7%	93.3%	(60)	93.4%	94.0%	(60)

(1)
Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP operating income and operating ratio to consolidated non-GAAP Adjusted operating income and Adjusted operating ratio.

(2)	"Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets.

Non-GAAP Reconciliation (Unaudited)
Adjusted Net Income and Adjusted EPS(1)

(Dollars in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
GAAP Presentation - Net income	$12,194	$12,293	$16,168	$28,928
Adjusted for:
Amortization of intangibles (2)	2,373	1,802	4,744	2,922
Discontinued operations reversal of loss contingency (3)	(200)	(200)	(400)	(400)
Gain on disposal of terminals, net	-	-	-	(7,627)
Contingent consideration liability adjustment	720	492	8,814	1,992
Acquisition transaction costs and executive retirement bonus	-	2,158	-	2,158
Total adjustments before taxes	2,893	4,252	13,158	(955)
Provision for income tax expense at effective rate	(635)	(1,102)	(3,357)	235
Tax effected adjustments	$2,258	$3,150	$9,801	$(720)
Tennessee works tax act	-	(1,000)	-	(1,000)
Non-GAAP Presentation - Adjusted net income	$14,452	$14,443	$25,969	$27,208

GAAP Presentation - Diluted earnings per share ("EPS") (4)	$0.88	$0.91	$1.17	$2.10
Adjusted for:
Amortization of intangibles (2)	0.17	0.13	0.34	0.21
Discontinued operations reversal of loss contingency(3)	(0.01)	(0.02)	(0.03)	(0.03)
Gain on sale of terminal, net	-	-	-	(0.54)
Contingent consideration liability adjustment	0.05	0.04	0.64	0.15
Acquisition transaction costs and executive retirement bonus	-	0.16	-	0.16
Total adjustments before taxes	0.21	0.31	0.95	(0.05)
Provision for income tax expense at effective rate	(0.05)	(0.08)	(0.24)	0.02
Tax effected adjustments	$0.16	$0.23	$0.71	$(0.03)
Tennessee works tax act	-	(0.07)	-	(0.07)
Non-GAAP Presentation - Adjusted EPS	$1.04	$1.07	$1.88	$2.00

(1)
Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP net income to consolidated non-GAAP adjusted net income and consolidated GAAP diluted earnings per share to non-GAAP consolidated Adjusted EPS.

(2)	"Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets.
(3)
"Discontinued Operations reversal of loss contingency" reflects the non-cash reversal of a previously recorded loss contingency that is no longer considered probable. The original loss contingency was recorded in Q4 2020 as a result of our disposal of our former accounts receivable factoring segment, TFS.

(4)	Total may not sum due to rounding.

Covenant Logistics Group, Inc
Non-GAAP Reconciliation (Unaudited)
Adjusted Operating Income and Adjusted Operating Ratio (1)
(Dollars in thousands)	Three Months Ended June 30,
GAAP Presentation	2024					2023
	Expedited	Dedicated	Combined Truckload	Managed Freight	Warehousing	Expedited	Dedicated	Combined Truckload	Managed Freight	Warehousing
Total revenue	$108,010	$93,465	$201,475	$60,366	$25,656	$104,073	$81,194	$185,267	$63,281	$25,468
Total operating expenses	103,242	88,015	191,257	57,036	23,627	98,258	77,951	176,209	61,336	24,688
Operating income	$4,768	$5,450	$10,218	$3,330	$2,029	$5,815	$3,243	$9,058	$1,945	$780
Operating ratio	95.6%	94.2%	94.9%	94.5%	92.1%	94.4%	96.0%	95.1%	96.9%	96.9%

Non-GAAP Presentation
Total revenue	$108,010	$93,465	$201,475	$60,366	$25,656	$104,073	$81,194	$185,267	$63,281	$25,468
Fuel surcharge revenue	(19,092)	(11,612)	(30,704)	-	(281)	(18,104)	(11,929)	(30,033)	-	(279)
Freight revenue (total revenue, excluding fuel surcharge)	88,918	81,853	170,771	60,366	25,375	85,969	69,265	155,234	63,281	25,189

Total operating expenses	103,242	88,015	191,257	57,036	23,627	98,258	77,951	176,209	61,336	24,688
Adjusted for:
Fuel surcharge revenue	(19,092)	(11,612)	(30,704)	-	(281)	(18,104)	(11,929)	(30,033)	-	(279)
Amortization of intangibles (2)	(534)	(1,316)	(1,850)	(264)	(259)	(533)	(975)	(1,508)	(35)	(259)
Gain on disposal of terminals, net	-	-	-	-	-	-	-	-	-	-
Contingent consideration liability adjustment	-	(720)	(720)	-	-	(492)	-	(492)	-	-
Transaction and executive retirement	-	-	-	-	-	(1,113)	(876)	(1,989)	(90)	(79)
Adjusted operating expenses	83,616	74,367	157,983	56,772	23,087	78,016	64,171	142,187	61,211	24,071
Adjusted operating income	5,302	7,486	12,788	3,594	2,288	7,953	5,094	13,047	2,070	1,118
Adjusted operating ratio	94.0%	90.9%	92.5%	94.0%	91.0%	90.7%	92.6%	91.6%	96.7%	95.6%

	Six Months Ended June 30,
GAAP Presentation	2024					2023
	Expedited	Dedicated	Combined Truckload	Managed Freight	Warehousing	Expedited	Dedicated	Combined Truckload	Managed Freight	Warehousing
Total revenue	$213,481	$177,947	$391,428	$123,283	$51,549	$204,969	$161,438	$366,407	$124,155	$50,305
Total operating expenses	203,929	177,194	381,123	117,684	47,541	189,878	151,048	340,926	120,992	49,534
Operating income	$9,552	$753	$10,305	$5,599	$4,008	$15,091	$10,390	$25,481	$3,163	$771
Operating ratio	95.5%	99.6%	97.4%	95.5%	92.2%	92.6%	93.6%	93.0%	97.5%	98.5%

Non-GAAP Presentation
Total revenue	$213,481	$177,947	$391,428	$123,283	$51,549	$204,969	$161,438	$366,407	$124,155	$50,305
Fuel surcharge revenue	(37,963)	(23,499)	(61,462)	-	(601)	(37,342)	(25,813)	(63,155)	-	(586)
Freight revenue (total revenue, excluding fuel surcharge)	175,518	154,448	329,966	123,283	50,948	167,627	135,625	303,252	124,155	49,719

Total operating expenses	203,929	177,194	381,123	117,684	47,541	189,878	151,048	340,926	120,992	49,534
Adjusted for:
Fuel surcharge revenue	(37,963)	(23,499)	(61,462)	-	(601)	(37,342)	(25,813)	(63,155)	-	(586)
Amortization of intangibles (2)	(1,067)	(2,631)	(3,698)	(528)	(518)	(1,066)	(1,268)	(2,334)	(70)	(518)
Gain on disposal of terminals, net	-	-	-	-	-	3,928	3,699	7,627	-	-
Contingent consideration liability adjustment	-	(8,814)	(8,814)	-	-	(1,992)	-	(1,992)	-	-
Transaction and executive retirement	-	-	-	-	-	(1,113)	(876)	(1,989)	(90)	(79)
Adjusted operating expenses	164,899	142,250	307,149	117,156	46,422	152,293	126,790	279,083	120,832	48,351
Adjusted operating income	10,619	12,198	22,817	6,127	4,526	15,334	8,835	24,169	3,323	1,368
Adjusted operating ratio	93.9%	92.1%	93.1%	95.0%	91.1%	90.9%	93.5%	92.0%	97.3%	97.2%

(1)
Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP operating income and operating ratio to consolidated non-GAAP Adjusted operating income and Adjusted operating ratio.

(2)	"Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets.

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